News Release 178 May 20,2014 Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt http://www.libertystaruranium.com/

FOR IMMEDIATE RELEASE
Liberty Star Updates the Hay Mountain Project, Southeast Arizona
TUCSON, Ariz.–(May 20, 2014)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(OTCQB: LBSR) is pleased to update its shareholders and interested parties on the completion of the compilation and interpretation of the Hay Mountain porphyry copper geophysical data along with geochemistry and design of a Phase 1 drill program.

During the last 6 months significant additional details on the subsurface of the Hay Mountain porphyry copper geochemical anomaly have come to light.  These are enumerated in approximate chronological order:

1.      Detailed interpretation of the ZTEM geophysical survey revealed that the anomaly is much larger than previously realized.  Based on the analysis of all the data, it is now realized that it could contain the footprint of any of the largest porphyry copper deposits known in North America.  Additional geophysical interpretive work on the abundant geophysical data was clearly warranted.

2.      The electromagnetic component of the ZTEM system shows conductors going to a depth of at least 1,520m (approx. 5,000 feet), which would be commensurate with the base of the Paleozoic sediments and their depositional contact with the Precambrian basement rocks.  This is similar to the mineralization at Bisbee, Christmas, Twin Buttes, Rosemont and Morenci, Arizona and Cananea, Mexico, all within about 161 km (100 miles) of Hay Mountain, and all are sediment (skarn) hosted porphyry copper mines.

3.      The detailed magnetic component of the ZTEM survey allows the three dimensional analysis of the very large magnetic feature which is coincident with the geochemical porphyry copper signature and low resistivity signatures from the electromagnetic (EM) component.  This magnetic resonance imaging (MRI – just like physicians use – except in our case it is helicopter borne, not stationary in an office –and of course the scale is different), reveals important details of what is comparable to known mineral bearing skarn in other districts in North and South America, and throughout the world.  Skarn (altered limestone – see Liberty Star’s glossary on web site) frequently contains high grade copper, gold, molybdenum, tungsten and other metals.  This is a common host for the nearby Bisbee mines where early day production ranged from 7% to 30% copper. Other deposits within about 241 km (150 miles) at Morenci, Silver Bell, Mission, Twin Buttes, Rosemont,  Globe and Christmas, Arizona, Chino, New Mexico and Cananea, Mexico and others as well as mines in other parts of the world have similar grades in skarn bodies.

4.       The 3D magnetic data suggest the upper part of the skarn bodies lie 30 to 90 meters (approx. 100 to 300 feet) below dirt cover.  Their magnetic signature suggests the upper 30 to 90 meters  or more is oxidized and copper would be in oxide form that would allow shallow open pit mining, heap leaching solvent extraction and electrowinning (OPHLSXEW) to produce 99.99% wire grade copper as seen at the new Safford, Arizona mine and others.  It might also be like the nearby Bisbee deposit which produced an astounding number of museum quality green copper oxide and other mineral specimens of great value.

5.      Analysis of the data generated in the studies identified above has made it possible to lay out a targeted drill program.  Recent consultation with directional drilling contractors suggests that a significant reduction of the number of drill sites can be made. This will minimize surface disruption and allow the drilling of one mother hole and up to 8 daughter holes from one drill site.  This should significantly reduce the cost of drilling, as the directional daughter holes will save penetrating repeatedly to the daughter hole kick off depth.  This directional drilling is similar to oil field standard procedure.

6.      The availability of new equipment. Largely dependent on new high speed microcomputers, combined with the Internet suggest a more efficient approach to the rapid drilling this project will require.

7.      Development time and financing availability.  Briscoe has been told by well-capitalized investors during his world travels over the last 11 months that no more than seven years is an acceptable time for exploration and start of production. In response, the Company has designed a drilling exploration program to operate 24/7/365 for four years assuming ore grade material is intercepted.  A mine would go into production in the seventh year.  If a near surface oxide copper ore body is present (like the nearby Johnson Camp Mine and I-10 Porphyry-Excelsior proposed mines), as suggested by the geophysics, such production on a moderate scale from a shallow pit could be feasible, thus greatly simplify this very tight schedule.  Continued enlargement of facilities could consist of a build out of a large deep high grade underground mine or a much larger open pit mine or both; or perhaps a block cave operation.

Required capital funding for the Hay Mountain Project would be Phase 1 drilling at US $5 million to be expended in the first year to confirm presence of ore grade mineralization. Post phase 1 drilling activities in the amount of US $60 million are to be expended over the next three years.  Assuming success in defining a mineral resource, permitting, metallurgical studies, and mine planning and plant design would quickly follow as would a Bankable Feasibility Study, which would be completed at the end of year five.  Production would follow and is projected to be attained in the seventh year.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements
Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that a porphyry copper system is indicated; that Phase 1 drilling will cost US $5 million to be expended in the first year. Post phase 1 drilling activities in the amount of US $60 million are to be expended over the next three years.  That assuming success in defining a mineral resource, permitting, metallurgical studies, and mine planning and plant design would quickly follow as would a Bankable Feasibility Study, which would be completed at the end of year five.  Production would follow and is projected to be attained in the seventh year.

Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent S-1, its 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com

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